Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

October 1, 2010

Board of Directors

Chelsea Therapeutics International, Ltd.

3530 Toringdon Way, Suite 200

Charlotte, North Carolina 28277

Ladies and Gentlemen:

We have acted as counsel to Chelsea Therapeutics International, Ltd., a Delaware corporation (the “Company”), in connection with the proposed issuance of 8,214,286 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) pursuant to the registration statement on Form S-3 (Registration Statement No. 333-161236), as amended by the registration statement pursuant to Rule 462(b) (Registration No. 333-169707), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), as declared effective by the Commission on August 20, 2009 and October 1, 2010, respectively, together with the exhibits thereto and the documents incorporated by reference therein (the “Registration Statement”), and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement filed with the Commission on October 1, 2010 pursuant to Rule 424(b) under the Act (together, the “Prospectus”).

The shares of Common Stock are to be sold pursuant to an Equity Underwriting Agreement, dated as of October 1, 2010 (the “Underwriting Agreement”), by and between the Company and Deutsche Bank Securities Inc., as sole book-running manager, a copy of which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on October 1, 2010.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Company’s Bylaws, as currently in effect, the Underwriting Agreement, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued and sold in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and the related prospectus and prospectus supplement, and in any amendment or supplement thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP